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                                                                    Exhibit 99.1
INVESTOR

                         Immediate          MEDIA:                RELATIONS:
                                            Jeff Jacoby           Eric Norris
                                            (215) 299-5896        (215) 299-6538

FMC Corporation Elects G. Peter D'Aloia, C. Scott Greer To Board of Directors

PHILADELPHIA, December 17, 2002 - - FMC Corporation (NYSE: FMC) announced today that G. Peter D'Aloia and C. Scott Greer have been elected to the company's board of directors, effective December 11, 2002.

     D'Aloia, 57, is currently senior vice president and chief financial officer of American Standard Companies, Inc. Prior to joining American Standard in 2000, D'Aloia spent 28 years with Allied Signal, Inc. (now Honeywell International, Inc.) in a series of senior financial and corporate planning positions. At Allied Signal/Honeywell he held corporate positions of vice president of tax, vice president and treasurer, vice president and controller, and chief financial officer of the engineered materials sector. In 1997 he was named vice president, planning and development. Before joining Allied Signal, he was a tax attorney with Arthur Young and Company.

     D'Aloia has a bachelor's degree in accounting and a master's degree in taxation from New York University. He also holds a Juris Doctorate from St. John's University.

     Greer, 51, is chairman of the board, president and chief executive officer of Flowserve Corporation. Before joining Flowserve in 1999 as president and chief operating officer, he was president of UT Automotive, Inc., a subsidiary of United Technologies Corporation. Prior to United Technologies, he had been with Echlin Inc. for 18 years where last he served as president and chief operating officer.

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Page 2/FMC Corporation Elects G. Peter D'Aloia, C. Scott Greer To Board of
Directors

     Greer received a bachelor's degree in business administration and a master's degree in accounting from the University of Wisconsin and is a certified public accountant. He also holds a bachelor's degree in liberal arts from St. Olaf College. Greer is also director of Washington Group International, Inc., an international design, engineering and construction company.

     With this election, FMC's board comprises nine members, with eight outside, independent directors and one inside director.

     FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,700 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

     Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.